Manitoba

The Corporations Act/
Loi sur les corporations
ARTICLES OF AMENDMENT /
CLAUSES MODIFICATRICES

Corporation No. / N° de la corporation 4135995

The Corporations Act / Loi sur les corporations
Manitoba
CERTIFICATE / CERTIFICAT
ARTICLES EFFECTIVE / LES STATUTS PRENNENT EFFET LE
3 - APR / AVR 2001
DIRECTOR, CORPORATIONS BRANCH / DIRECTEUR, DIRECTION DES CORPORATIONS

1-- Name of Corporation / Dénomination sociale	2-- Corporation Number / N° de la corporation
DIABEX INC.	4135955

3-- a) The amendment to the articles has been authorized by: / La modification apportée aux statuts a été autorisée résolution:

directors	☐	administrateurs
shareholders	☒	actionnaires
members	☐	membres

b) pursuant to Section / conformément à l'article 167(1)

c) and the articles are amended as follows: / et les statuts de la corporation sont modifiés de la façon suivante:

To change the name of the Corporation to:

DIAMEDICA INC.

Date: / Date:	Signature: / Signature:	Description of Office: / Description du poste:
February 26/01	[signature]	Albert Friesen, President

Instructions: Specify the relevant subsection pursuant to which the amendment is authorized, and the changes which are being made. Specify whether amendment authorized by directors, shareholders or members. The resolution authorizing the amendment is not required to be attached hereto.

Directives: Énoncer chacune des modifications apportées aux statuts, en mentionnant la disposition de la loi qui l'autorise. Indiquer également s'il s'agit d'une modification adoptée par résolution des administrateurs ou par résolution des actionnaires ou membres. Il n'est pas nécessaire de fournir une copie de cette résolution.